                                                                   EXHIBIT 10.41

                            MASTER PORTING AGREEMENT


      This Master Porting Agreement (this "Agreement") is made effective as of July 27, 2001 (the "Effective Date") by and between HIGH SPEED NET SOLUTIONS, INC., d/b/a Summus, a Florida corporation located at 434 Fayetteville Street Mall, Suite 600, Raleigh, NC 27601, U.S.A. ("HSNS") and SAMSUNG ELECTRONICS AMERICA, a corporation located at 105 Challenger Road, Ridgefield Park, NJ 07660, U.S.A. ("Samsung").

      WHEREAS, HSNS has developed certain proprietary data compression technology and solutions;

      WHEREAS, Samsung has developed and/or markets and sells certain products that could utilize such data compression technology and solutions; and

      WHEREAS, Samsung desires to have, and HSNS agrees to make, certain of HSNS's technology available for certain of Samsung's products.

NOW THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the HSNS and Samsung agree as follows:


1.    DEFINITIONS

1.1 "Confidential Information" means information that the disclosing party designates as confidential or which, under the circumstances surrounding disclosure, ought to be treated as confidential. Confidential Information includes, without limitation: (i) trade secrets relating to the disclosing party's product plans, designs, costs, prices and names, finances, marketing plans, business opportunities, personnel, research and development, and know-how; (ii) the HSNS Technology; (iii) the Samsung Technology; and (iv) the terms, conditions and existence of this Agreement. "Confidential Information" shall not include information that the receiving party can demonstrate through competent evidence: (a) is or becomes generally available to the public other than as a result of unauthorized disclosure by the receiving party; (b) is known and has been reduced to tangible form by the receiving party at the time of disclosure and is not subject to restriction; (c) that is independently developed by the receiving party without the use of or reference to any Confidential Information from the disclosing party; (d) is lawfully obtained from a third party that has the right to make such disclosure; or (e) is made generally available by the disclosing party without restriction on disclosure. For the purpose of the foregoing exceptions, disclosures which are specific as to engineering and design practices and techniques, products, software, operating parameters and know-how shall not be deemed to be within the foregoing exceptions merely because they are embraced by general disclosures which are in the public domain or in the possession of the receiving party. In addition, any combination of features shall not be deemed to be within the


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      foregoing exceptions merely because individual features thereof are in the public domain or in the possession of the receiving party, but only if the combination itself and its principle of operation are in the public domain or in the possession of the receiving party. When Confidential Information is disclosed in written or other tangible form, it shall be clearly marked with a legend identifying it as confidential. Also, if disclosed in oral or intangible form, Confidential Information shall be identified as confidential in accordance with the terms of the applicable Services Schedule.

1.2 "Deliverables" means all various beta and final versions of a Ported Object, supporting documentation, and work product resulting from the Services, set forth in the applicable Services Schedule.

1.3 "Derivative Technology" means: (i) for copyrightable or copyrighted material, any translation (including translation into other computer languages), portation, modification, correction, addition, extension, upgrade, improvement, compilation, abridgment or other form in which an existing work may be recast, transformed or adapted; (ii) for patentable or patented material, any improvement thereon; and (iii) for material which is protected by trade secret, any new material derived from such existing trade secret material, including new material which may be protected by copyright, patent and/or trade secret.

1.4 "Error(s)" means defect(s) in a Deliverable which prevent it from performing in accordance with the Specifications and/or a Severity Level 1, 2 or 3 error, as such errors are defined in Exhibit A.

1.5 "HSNS Technology" means HSNS's proprietary technology, which is to be applied to a Port, the Specifications, and the Deliverables, and associated development and testing tools, testing strategy, and documentation and user guides as set forth on any Services Schedule.

1.6 "Independent Contractor" means any third party consultant, independent contractor, or temporary employee, of a party hereto, under written agreement with a party hereto to develop, complete, or assist with a Port under this Agreement or any Services Schedule, where such written agreement is consistent with the terms and conditions of this Agreement including, but not limited to, Sections 4 and 6.

1.7 "Port" means the modification and/or optimization of existing software to run on a specific processor in a specific operating environment and meet specific requirements.

1.8   "Ported Object" means the object code or library resulting from a Port.

1.9 "Porting Team" means the specific facility, development tools, and personnel required to complete a Port. Personnel assigned to a Porting Team may include solely HSNS personnel or both HSNS and Samsung personnel as determined by the parties and set forth in the applicable Services Schedule.

1.10 "Product" means a specific Samsung consumer product, family of products, or a specific Samsung processor.


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1.11  "Requirements" means the requirements for the Services, as set forth in any Services Schedule attached hereto.

1.12 "Samsung Technology" means Samsung's proprietary technology, including, without limitation, any Product, which is the specific target of a Port as set forth on any Services Schedule.

1.13 "Services" means (i) the design, development and testing services applicable to the Ported Object(s) and relevant documentation in accordance with the Specifications and (ii) the delivery of the Deliverables, as set forth in any Services Schedule.

1.14 "Services Schedule" means each schedule that may be attached hereto from time to time pursuant to Section 2.1, which sets forth the Services, Requirements, and Specifications for a specific Port.

1.15 "Specifications" means the flow down specification interpretations of the Requirements as they apply to the specific modifications, optimizations, parameterizations, and interfaces required in the Ported Object(s) to meet the Requirements, as set forth in any Services Schedule. Specifications are also the baselines against which testing will be performed.

2.    DEVELOPMENT

2.1. Services Schedule. In the event that the parties hereto shall reach agreement with respect to a particular Port, a Services Schedule for said Port shall be attached to this Agreement and the two shall collectively, independent from other Services Schedules, constitute the entire agreement for the specific Port. No Services Schedule shall be attached to this Agreement without first being executed by the parties hereto. To the extent that any terms set forth in a Services Schedule shall conflict with the terms set forth in this Agreement, the terms of this Agreement shall control unless otherwise specifically set forth in the Services Schedule.

2.2 Services. HSNS hereby agrees to provide the Services for Samsung, as set forth in each Services Schedule attached hereto.

2.3 Porting Team. HSNS shall provide the facilities and assign personnel to each Porting Team under a Services Schedule. Samsung shall provide the development tools and, to the extent requested or required by HSNS, personnel to the Porting Team under a Services Schedule.

2.4   Acceptance.

      2.4.1 For software code Deliverables under any Services Schedule, Samsung shall evaluate the beta and final version of each Deliverable and shall submit a written acceptance or rejection to HSNS within twenty
            (20) business days after Samsung's receipt of the beta version of the Deliverables and thirty (30) days after receipt of the final version of the Deliverables. Acceptance shall be in writing, and Samsung shall not unreasonably withhold its acceptance. If Samsung identifies Errors in any Deliverable prior to acceptance, then the applicable Porting Team shall correct such Errors within fourteen
            (14) days


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            following receipt of notice thereof during acceptance testing for the particular Deliverable and within the time specified in Exhibit A with respect to Errors discovered after acceptance testing for the Deliverables.

      2.4.2 For documentation or report Deliverables under any Services Schedule, Samsung shall evaluate each version of such Deliverable. In the event that it requires corrections, Samsung shall specify the corrections needed and the applicable Porting Team shall deliver an amended version of such documentation within five (5) business days.

      2.4.3 If the applicable Porting Team fails to deliver any Deliverable within the dates specified in the applicable Services Schedule and if any Errors discovered before acceptance cannot be eliminated in the correction period specified in Sections 2.4.1 and 2.4.2 above, then Samsung may, at its option: (i) extend the correction period or
            (ii) suspend its performance and/or terminate such Services Schedule for cause pursuant to Section 8.3, provided, however, that Samsung need not provide HSNS the cure period specified in Section 8.3.

2.5 Design Review and Specifications Changes. HSNS understands that there may be additions, deletions or other changes that may affect the Requirements at any time during the term of this Agreement. In the event that HSNS is requested by Samsung or required to perform services beyond those, which are specifically set forth in a Services Schedule, any such additional services and a compensation schedule therefor shall be mutually agreed upon by the parties in writing prior to the provision of said services. Said mutually agreed upon writing shall be an amendment to the pertinent Services Schedule and appended thereto, and the services set forth therein shall be deemed to be Services as the term is used in this Agreement.

3.    PAYMENT FOR SERVICES

3.1 Payments. Except as otherwise expressly provided in a payment schedule attached to an applicable Services Schedule, HSNS shall submit to Samsung an invoice, on a monthly basis, describing the Services performed in connection with each Port, individually, and, where applicable, costs incurred, for each preceding month, and Samsung shall pay each such invoice within thirty (30) days of receipt.

3.2 Payment upon Termination. In the event any Services Schedule, or this Agreement, is terminated by Samsung pursuant to Section 8 of this Agreement, including a termination under Section 2.4.3 above, HSNS shall be compensated for all fees and costs incurred for actual work performed under each terminated Services Schedule(s) prior to the date HSNS receives notice of such termination. Additionally, HSNS shall be reimbursed for any and all non-cancelable third party obligations related to such terminated Services Schedule(s) that are incurred prior to HSNS's receipt of notice of such termination, provided that HSNS shall use its best efforts to mitigate same. Any funds paid by Samsung to HSNS, which shall be shown by Samsung to be unearned at the date of termination shall be returned to Samsung within thirty (30) days of any Services Schedule termination. Certain Services of HSNS may require greater


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      utilization of resources at the outset such that compensation based on a percentage of the Services completed prior to HSNS completing the full Services set forth in a Services Schedule would work to the detriment of HSNS. Accordingly, the parties agree that in the event of early termination by Samsung, compensation for partially completed Services shall be made on a time and materials basis.

4.    OWNERSHIP RIGHTS

4.1   HSNS.

      4.1.1 HSNS shall own all right, title, and interest in and to all HSNS Technology, HSNS Confidential Information, all Derivative Technology created from, based on, or related to any of the foregoing, by whomever made, and all intellectual property rights thereto. In the event that any Samsung personnel make a contribution to the HSNS Technology, HSNS Confidential Information, or any Derivative Technology created from, based on, or related to any of the foregoing, including, without limitation, all rights in and to any inventions and designs embodied in any of the foregoing (collectively, a "Samsung Contribution"), Samsung shall assign, and hereby does assign, its entire right, title, and interest in and to each Samsung Contribution to HSNS.

      4.1.2 Samsung agrees to assist HSNS, or HSNS's designee, at HSNS's expense, to obtain and from time to time enforce and defend HSNS's rights in and to each Samsung Contribution, and any copyrights, patents or other intellectual property rights relating thereto, in any and all countries, and to execute all documents reasonably necessary for HSNS to do so.

      4.1.3 Samsung agrees that if HSNS is unable, because of Samsung's unavailability, dissolution, or for any other reason, to secure any Samsung's signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering any Samsung Contribution, then Samsung hereby irrevocably designates and appoints HSNS and HSNS's duly authorized officers and agents as Samsung's agent and attorney-in-fact, to act for and in Samsung's behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents and copyright registrations thereon with the same legal force and effect as if executed by Samsung.

4.2   Samsung.

      4.2.1 Samsung shall own all right, title, and interest in and to all Samsung Technology, Samsung Confidential Information, the Products, all Derivative Technology created from, based on, or related to any of the foregoing, by whomever made, and all intellectual property rights related thereto. In the event that any HSNS personnel make a contribution to the Samsung Technology, Samsung Confidential Information, the Products, or any Derivative Technology created from, based on, or related to any of the foregoing, including, without limitation, all rights in and to any inventions and designs embodied in any of the foregoing (collectively, an "HSNS


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            Contribution"), HSNS shall assign, and hereby does assign, its entire right, title, and interest in and to each HSNS Contribution to Samsung.

      4.2.2 HSNS agrees to assist Samsung, or Samsung's designee, at Samsung's expense, to obtain and from time to time enforce and defend Samsung's rights in and to each HSNS Contribution, and any copyrights, patents or other intellectual property rights relating thereto, in any and all countries, and to execute all documents reasonably necessary for Samsung to do so.

      4.2.3 HSNS agrees that if Samsung is unable, because of HSNS's unavailability, dissolution, or for any other reason, to secure any HSNS's signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering any HSNS Contribution, then HSNS hereby irrevocably designates and appoints Samsung and Samsung's duly authorized officers and agents as HSNS's agent and attorney-in-fact, to act for and in HSNS's behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents and copyright registrations thereon with the same legal force and effect as if executed by HSNS.

4.3   Limited License.

      4.3.1 HSNS hereby grants Samsung a non-exclusive, non-transferable, non-sublicensable, fully paid, royalty free license to use the Deliverables solely for evaluation and acceptance testing purposes pursuant to the terms of, and for the time periods specified in, Sections 2.4.1 and 2.4.2 herein or at such time periods as set forth in an appropriate Services Schedule.

      4.3.2 HSNS shall retain all right, title, and interest in and to any Deliverable, in whatever form, and all intellectual property rights thereto, all copies thereof by whomever made, and all related documentation and materials.

      4.3.3 Samsung agrees that it and its employees, consultants, agents and representatives will not directly or indirectly (i) disassemble, decompile or otherwise reverse engineer any Deliverable or otherwise attempt to learn the source code, structure, algorithms, or ideas underlying any Deliverable, (ii) rent, lease or otherwise provide temporary access to any Deliverable, (iii) alter or modify any Deliverable, or (iv) allow others to do any of the foregoing.

      4.3.4 Samsung acknowledges and agrees that except as specifically provided in this Agreement, Samsung shall have no other right, title, or interest in any Deliverable, including the right to copy, distribute, sublicense, or create derivative works, and shall use the Deliverables solely as permitted under this Agreement. Any further grant of rights in any Deliverable shall be the subject of a separate license agreement(s) to be negotiated in good faith by the parties; provided, that, nothing herein shall obligate either party to negotiate or enter into any such agreement.


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5.    NO OBLIGATION/INDEPENDENT DEVELOPMENT

Notwithstanding any other provision of this Agreement or any Services Schedule, Samsung shall have no obligation to market, sell, sublicense, or otherwise distribute the Deliverables, either alone or in any Product. Nothing in this Agreement or any Services Schedule will be construed as restricting HSNS's ability to acquire, develop, import, manufacture, market, sell, license, sublicense, or distribute for itself, or have others acquire, develop, import, manufacture, market, sell, license, sublicense, or distribute for HSNS, the Ported Object(s) and/or ported objects performing the same or similar functions as the Ported Object(s) developed under this Agreement or any Services Schedule.

6.    CONFIDENTIALITY

      6.1 HSNS's Confidential Information. Samsung shall protect HSNS's Confidential Information from unauthorized dissemination and use with the same degree of care that Samsung uses to protect its own most confidential information, but no less than commercially reasonable care. Samsung will not use HSNS's Confidential Information for purposes other than those necessary to directly further the purposes of this Agreement. For a period of five (5) years, Samsung will not disclose to third parties HSNS's Confidential Information without the prior express written consent of HSNS. Except as expressly provided in this Agreement, no ownership or license right is granted in any HSNS Confidential Information.

      6.2 Samsung's Confidential Information. HSNS shall protect Samsung's Confidential Information from unauthorized dissemination and use with the same degree of care that HSNS uses to protect its own most confidential information, but no less than commercially reasonable care. HSNS will not use Samsung's Confidential Information for purposes other than those necessary to directly further the purposes of this Agreement. For a period of five (5) years, HSNS will not disclose to third parties Samsung's Confidential Information without the prior express written consent of Samsung. Except as expressly provided in this Agreement, no ownership or license right is granted in any Samsung Confidential Information.

      6.3   Additional Terms.

            6.3.1 The obligations of confidentiality set forth in Sections 6.1 and 6.2 above may be amended or supplemented with respect to any Services Schedule with additional confidentiality obligations and restrictions as expressly set forth therein.

            6.3.2 In the event that it is or becomes necessary for any employee, consultant, contractor, or agent of either party to perform Services under any Services Schedule at the other party's facilities, each such employee, consultant, contractor, and agent shall sign a separate non-disclosure agreement with such other party


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                  relating to disclosures of confidential information resulting from the performance of such Services at such location.

7.    WARRANTIES; LIMITATION

7.1 HSNS. HSNS represents and warrants that: (i) it has the full power to enter into this Agreement grant the license rights set forth herein; (ii) the Services shall be original to HSNS; and (iii) the Deliverables will be created by employees or Independent Contractors of HSNS within the scope of their employment or their agreements, respectively, and under an obligation to assign any inventions made hereunder or under any Services Schedule to HSNS.

7.2 Samsung. Samsung represents and warrants that: (i) it has the full power to enter into this Agreement and make the assignments set forth herein;
      (ii) to the best of Samsung's knowledge, the Products do not infringe any patent, copyright, trade secret, or other proprietary right held by any third party; and (iii) any Samsung personnel assigned to a Porting Team shall be employees or Independent Contractors of Samsung within the scope of their employment or agreements, respectively, and under an obligation to assign any inventions made hereunder or under any Services Schedule to Samsung.

7.3 EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY SERVICES SCHEDULE, ALL WARRANTIES OR CONDITIONS, EITHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ANY WARRANTY OF NON-INFRINGEMENT OF THIRD PARTY RIGHTS, OR THOSE ARISING FROM A COURSE OF DEALING OR USAGE OF TRADE, ARE DISCLAIMED, EXCEPT TO THE EXTENT SUCH DISCLAIMERS ARE HELD TO BE LEGALLY INVALID.

8.    TERMINATION

8.1 Term. The term of this Agreement shall commence as of the date hereof and end on the day three (3) years from such date unless extended by mutual written agreement of the parties or earlier terminated as provided herein. Services Schedules shall commence upon the date of complete execution by the parties and shall terminate upon the completion of Services described therein, unless earlier terminated as provided herein or therein.

8.2 Termination by Samsung. Samsung may terminate this Agreement or any Services Schedule for any reason upon thirty (30) days prior written notice. Upon receipt of such notice, HSNS will discontinue all Services set forth in the applicable Service Schedule(s). Samsung will pay for all Services performed by HSNS under any terminated Services Schedule(s) up until the date of receipt of the termination notice pursuant to the terms of Section 3.2 herein.

8.3 Termination By Either Party For Cause. Either party may suspend performance and/or terminate this Agreement or any Services Schedule immediately upon written


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      notice at any time if the other party is in material breach of any material warranty, term, condition or covenant of this Agreement, in the case of termination of this Agreement, or any Services Schedule, in the case of termination of any Services Schedule, and fails to cure such breach within thirty (30) days after receipt of written notice thereof.

8.4 Effect of Termination. Upon expiration or any termination of this Agreement by either party (i) all rights and licenses granted by one party to the other party under this Agreement shall terminate; (ii) Samsung shall return all HSNS Technology, HSNS Confidential Information, and any Derivative Technology created therefrom, or certify the destruction of the same to HSNS within ten (10) days; (iii) HSNS shall return all Samsung Technology, Samsung Confidential Information, and any Derivative Technology created therefrom, or certify the destruction of the same to Samsung within ten (10) days; and (iv) all other obligations and rights under this Agreement shall terminate, except Sections 1, 3, 4, 6, 7, 8.4, 9, 10, and 11 shall survive termination. Neither party shall be liable to the other for damages of any sort resulting solely from the termination of this Agreement in accordance with its terms.

9.    LIMITATION OF LIABILITY

EXCEPT FOR BREACHES OF SECTIONS 4, 6, 7.1, AND 7.2 HEREUNDER, NEITHER PARTY SHALL BE LIABLE UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER THEORY FOR ANY INDIRECT, INCIDENTAL, PUNITIVE, SPECIAL, OR CONSEQUENTIAL DAMAGES, INCLUDING, WITHOUT LIMITATION, LOSS OF BUSINESS, REVENUE, PROFITS, USE, DATA, OR OTHER ECONOMIC ADVANTAGE, WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

10.   ARBITRATION

10.1 Procedure. The parties shall make diligent and reasonable efforts to amicably settle all disputes, controversies, or differences, which may arise between the parties hereto, out of or in relation to or in connection with this Agreement. Upon the occurrence of a dispute between the parties, including, without limitation, any breach of this Agreement or any obligation relating thereto, the matter shall be referred first to the managers of HSNS and Samsung having responsibility for the subject matter of the dispute, or their designees. The managers, or their designees, as the case may be, shall negotiate in good faith to resolve such dispute in a mutually satisfactory manner for thirty days. If such efforts do not result in mutually satisfactory resolution of the dispute, the matter shall be referred to the chief executive officer of each party, or their respective designees. The chief executive officers, or their designees, as the case may be, shall negotiate in good faith to resolve such dispute in a mutually satisfactory manner for thirty days, or such longer period of time to which the chief executive officers may agree. If such efforts do not result in a mutually satisfactory resolution, the dispute shall be finally settled by arbitration in New York, New York in accordance with the then-current Commercial Rules


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      of Arbitration of the American Arbitration Association, and the award of the arbitration shall be final and binding on both parties. The parties shall use their best efforts to mutually agree upon one arbitrator provided, however, that if the parties have not done so within ten days after initiation of arbitration hereunder, or such longer period of time as the parties have agreed to in writing, then there shall be three arbitrators, including one nominee of HSNS, one nominee of Samsung, and a third person selected by said nominees. Judgment upon the award rendered may be entered in the highest court or forum, state or federal, having jurisdiction; provided, however, that the provisions of this Section 10 shall not apply to any dispute or controversy as to which any treaty or law prohibits such arbitration. The prevailing party shall be entitled to reasonable attorneys' fees and costs to be fixed by the arbitrators. At least one arbitrator shall be an attorney with expertise in intellectual property law and practice and the software arts.

10.2 Injunctive Relief. Notwithstanding the above, pending the outcome of any arbitration proceedings, in the event that either party is in breach of, or threatens to breach, any obligation of confidentiality hereunder, the non-breaching party shall be entitled to apply to any court having jurisdiction over the breaching party seeking injunctive relief (interim, interlocutory, and/or final) to prevent the breaching party from breaching or continuing to breach any such obligation.

11.   GENERAL

11.1 Notices. All notices and requests in connection with this Agreement shall be deemed given as of the day they are received either by telefacsimile, messenger, delivery service, or United States Postal Service, postage prepaid, certified or registered, return receipt requested, and addressed as follows:

      TO SAMSUNG:                        TO HSNS:

      Samsung Electronics America        High Speed Net Solutions, Inc.
      105 Challenger Road                434 Fayetteville Street Mall, Suite 600
      Ridgefield Park, NJ  07660         Raleigh, NC 27601
      Attention: Michael Malcy, VP       Attention: Gary Ban, COO
      Phone:  (201) 229-4241             Phone:  (919) 807-5600
      Fax:    (201) 229-4240             Fax:    (919) 807-5601
      Email: michaelm@sea.samsung.com    Email: gary.ban@summus.com

      COPY TO:                           COPY TO:

                                         Pennie & Edmonds, LLP
                                         1155 Avenue of the Americas
                                         New York, NY 10036
                                         Attention:  Rory J. Radding
      Fax:                               Fax:  (212) 869-8864

      or to such other address as a party may designate pursuant to this notice provision.


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11.2  Independent Contractors. Samsung and HSNS are independent contractors as to each other, and at no time shall either be deemed to be or hold itself out as the agent, partner or representative of the other. Nothing in this Agreement shall be construed to form a joint venture or partnership between the parties.


11.3 Press Releases. The parties will cooperate with each other on press releases and similar communications regarding the non-confidential subject matter of this Agreement. The content, timing and necessity of any and all press releases or similar communications will be agreed upon in writing by both parties prior to any such release or communication.

11.4 Taxes. In the event taxes are required to be withheld on payments made under this Agreement by any U.S. (state or federal) or foreign government, Samsung may deduct such taxes from the amount owed HSNS and pay them to the appropriate taxing authority. Samsung shall in turn promptly secure and deliver to HSNS an official receipt for any taxes withheld. Samsung will use reasonable efforts to minimize such taxes to the extent permitted under applicable law. Additionally, Samsung shall promptly provide HSNS with copies of tax certificates showing that such tax payments have been made by Samsung. Under the Convention for the Avoidance of Double Taxation between the Republic of Korea and the U.S. and the Convention and Agreement of Tax Exemption and Reduction between the Republic of Korea and U.S., engineering support, including, without limitation, the provision of engineering support services, is not taxable.

11.5 Governing Law. This Agreement shall be governed and interpreted in all respects under the laws of the State of New York, without regard to any conflicts of law provisions thereof.

11.6 Assignment. This Agreement shall be binding upon and inure to the benefit of each party's respective successors and lawful assigns; provided, however, that Samsung may not assign this Agreement, in whole or in part, without the prior written approval of HSNS. An "assignment" shall be deemed to include, without limitation, a merger of one party with a third party, whether or not the party is the surviving entity, any transaction or series of transactions whereby a third party acquires direct or indirect power to control the management and policies of the party, whether through the acquisition of voting securities, by contract, or otherwise, or the sale of more than fifty (50%) percent of the party's assets (whether in a single transaction or series of transactions). Any attempted assignment in violation of this Section 11.6 shall be void and of no effect.

11.7 Force Majeure. Each party to this Agreement shall be excused from any performance required of such party hereunder if, and only to the extent, such performance is rendered impossible or unfeasible due to any catastrophe or other


                      HSNS Confidential & Proprietary              Page 11 of 15
      major event beyond such party's reasonable control and not due to the fault or negligence of such party, including, without limitation, war, riot, and insurrection; laws, proclamations, edicts, ordinances or regulations; strikes, lockouts or serious labor disputes; floods, fires, explosions, or other natural disasters. In the event of the occurrence of such a force majeure event, the party unable to perform shall promptly notify the other party, shall suspend performance only for such period of time as is necessary as a result of the force majeure event, and shall use its commercially reasonable best efforts to resume performance as quickly as possible.

11.8 Construction. If any one or more provisions of this Agreement shall be found to be illegal or unenforceable by a court of competent jurisdiction in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, provided the surviving agreement materially comports with the parties' original intent, and the remainder of this Agreement will continue in full force and effect. Failure by either party to enforce any provision of this Agreement will not be deemed a waiver of future enforcement of that or any other provision. This Agreement has been negotiated by the parties and their respective counsel and will be interpreted fairly in accordance with its terms and without any strict construction in favor of or against either party.

11.9. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the Services and all other subject matter hereof and merges all prior and contemporaneous communications. It shall not be modified except by a written agreement dated subsequent to the date of this Agreement and signed on behalf of Samsung and HSNS by their respective duly authorized representatives.

      IN WITNESS WHEREOF, the parties have entered into this Agreement as of the Effective Date written above.

HIGH SPEED NET SOLUTIONS, INC.        SAMSUNG ELECTRONICS AMERICA


By: /s/ Bjorn Jawerth                 By: /s/ M. Maley
   ---------------------------           ---------------------------
Name (print): Bjorn Jawerth           Name (print): M. Maley

Title: co-CEO                         Title: V.P.

Date: 8/1/01                          Date: 7/27/01


                      HSNS Confidential & Proprietary              Page 12 of 15

                                    EXHIBIT A

                  MAINTENANCE PROBLEM SEVERITY AND RESOLUTIONS





1. Error Reporting. Samsung's designated technical contact shall promptly report via e-mail to HSNS all Errors in the Deliverables of which it becomes aware. Each Error will be classified by the mutual agreement of the Parties as one of the following:

      1) "Critical" Problem, which prevents or seriously impairs the performance in accordance with the Specifications of substantially all major functions.

      2) "Severe Impact" Problem which prevents or seriously impairs the performance in accordance with the Specifications of a major function.

      3) "Degraded Operation" Problem, which disables or impairs the performance in accordance with the Specifications of a minor function.

2. Error Correction. During the Initial Support Term and the Extended Support Term, if applicable, HSNS shall use reasonable efforts to respond to and resolve (to the extent reasonably possible) Errors reported in accordance with 1 above as set forth below (for the purposes of this Section, a day refers to a business day as opposed to calendar day):

                               First Level        Final Level
        Critical                 4 Days             4 Days
        Severe Impact            4 Days             5 Days
        Degraded Operation       1 Week             2 Weeks

        "First Level" means providing a patch or work-around which is used as a temporary fix.

        "Final Level" means providing a patch or work-around, which is a permanent fix.


                      HSNS Confidential & Proprietary              Page 13 of 15

                               SERVICES SCHEDULE 1


REQUIREMENTS

1.0 REQUIREMENTS FOR VIDEO CODEC.
                  [INSERT]

2.0 REQUIREMENTS FOR STILL IMAGE CODEC.
                  [INSERT]

PRODUCT.

The Product(s) for which the Ported Object under this Services Schedule 1 is targeted is (are):

LICENSE FOR TESTING

DELIVERABLES.

1.0 MILESTONE DELIVERABLES
2.0 SUPPORTING DELIVERABLES
3.0 DOCUMENT DELIVERABLES

                  [INSERT]

SCHEDULE. The Deliverables will be completed and delivered according to the following schedule.
                  [INSERT]

TECHNOLOGY

1.0 HSNS TECHNOLOGY
                  [INSERT]

2.0 SAMSUNG TECHNOLOGY
                  [INSERT]

PORTING TEAM.

1.0  PORTING LOCATION.
2.0 PERSONNEL.

LIST OF AUTHORIZED COMPANY EMPLOYEES:
                  [INSERT]

LIST OF AUTHORIZED COMPANY INDEPENDENT CONTRACTORS (IF ANY):
                  [INSERT]

3.0 DEVELOPMENT TOOLS.


                      HSNS Confidential & Proprietary              Page 14 of 15

THE FOREGOING SERVICES SCHEDULE 1 IS AGREED TO AND ACCEPTED BY THE PARTIES:

HIGH SPEED NET SOLUTIONS, INC.        SAMSUNG ELECTRONICS AMERICA


By:                                   By:
   ---------------------------           ----------------------------

Name (print):                         Name (print):


Title:                                Title:


Date:                                 Date:


                      HSNS Confidential & Proprietary              Page 15 of 15